Exhibit 99.1

API Technologies Reports Results for the Three and Six Months Ended November 30, 2011

ORLANDO, FL – February 9, 2012 – API Technologies Corp. (NASDAQ:ATNY) (“API”, “API Technologies”, or the “Company”), a provider of electronic systems, subsystems, RF, and secure solutions for the defense, aerospace, and commercial industries, today announced results for the three and six months ended November 30, 2011. This is a transition reporting period, with the fiscal year henceforth ending November 30.

•	Revenue of $75.1 million for the quarter ended November 30, 2011, up 8.5% sequentially from $69.2 million in the quarter ended August 31, 2011

•	Operating income of $4.4 million (5.9% margin) for the quarter ended November 30, 2011 compared to $1.6 million (2.3% margin) for the quarter ended August 31, 2011

•	Adjusted EBITDA of $11.4 million (15.2% margin) for the quarter ended November 30, 2011, an increase of 40.5% compared to $8.1 million (11.7% margin) for the quarter ended August 31, 2011

•	Implemented $20.4 million of annualized net cost reductions from February through November, 2011

•	Completed the acquisition of Commercial Microwave Technology, Inc. (“CMT”), a leading manufacturer of RF and microwave filters to the satellite and commercial industries

“API Technologies’ November quarter reflects good progress towards achieving our financial goal of 20% Adjusted EBITDA margins,” said Bel Lazar, President and Chief Operating Officer of API Technologies. “Revenue grew 8.5% sequentially, Adjusted EBITDA increased by 40.5%, and we exceeded our previous cost reduction plans. In addition, we are seeing new market opportunities, given our differentiated technology portfolio and design-in activities, at various commercial and defense customers as well as government agencies both domestically and overseas.

“We continue to make progress aligning our businesses, targeting new growth areas, and increasing margins. While 2011 was a transformational year for API, with a focus on major acquisitions and integration, we expect to reap further benefits from our consolidations and deliver top line growth through technical cross-selling efforts in 2012.”

Results for the Quarter Ended November 30, 2011

API Technologies reported revenue of $75.1 million for the quarter ended November 30, 2011 compared to $25.9 million for the same period in the prior year, primarily due to the acquisitions of Spectrum Control and SenDEC. Sequentially, revenue increased 8.5% from the quarter ended August 31, 2011 due primarily to increased military sales. Gross profit was $17.8 million compared to $6.4 million in the previous year’s November quarter; gross margin was 23.7% for the period ended November 30, 2011, versus 24.9% in the comparable period last year. Adjusted EBITDA was $11.4 million for the quarter compared to $1.9 million for the three months ended November 30, 2010.

API Technologies posted a net loss of $2.5 million for the quarter ended November 30, 2011 compared to a net loss of $1.8 million for this period in 2010, due primarily to higher interest and amortization charges pertaining to the acquisition of Spectrum Control and to an increase in deferred taxes. At the end of the quarter, the Company had $15.7 million of cash and cash equivalents and $167.2 million of debt obligations, net of $3.8 million discount on term loan.

Results for the Six Months Ended November 30, 2011

API Technologies reported revenue of $144.3 million for the six months ended November 30, 2011 compared to $55.0 million for the same period in the prior year, primarily due to the acquisitions of Spectrum Control and SenDEC. Gross profit was $34.4 million compared to $13.4 million in the previous year; gross margin was 23.8% for the six-month period ended November 30, 2011, versus 24.3% in the comparable period last year. Adjusted EBITDA was $19.6 million for the six months compared to $4.7 million in 2010.

API Technologies posted net income of $7.9 million for the six months ended November 30, 2011 compared to a net loss of $1.0 million for the six months ended November 30, 2010. The 2011 period includes a benefit of $10.9 million in deferred income taxes, partially offset by higher interest and amortization charges due to the Spectrum Control acquisition.

“In 2011, we created API to be a dominant provider of RF/microwave, microelectronics, and security technologies for critical and high-reliability applications,” added Brian Kahn, Chairman and Chief Executive Officer. “Under Bel Lazar’s leadership, the API team has done an exceptional job of integrating API, Spectrum Control, SenDEC, and CMT into one company, with one culture and one common goal of creating value for our stakeholders. With this foundation firmly in place, we look forward to realizing the benefits in 2012.”

Conference Call

API Technologies will host a conference call to review the Company’s fiscal second quarter results today, February 9, at 10:00 a.m. Eastern Time. Brian Kahn, Chairman and Chief Executive Officer, and Bel Lazar, President and Chief Operating Officer, will host the call.

The call will be available by dialing 877-317-6789 or 412-317-6789 and accessible by webcast at www.apitech.com. Recorded replays of the webcast will be available for 90 days on the Company’s website and by telephone for 30 days at 877-344-7529, replay passcode #10008201, beginning 2:00 p.m. Eastern Time on February 9, 2012.

About API Technologies Corp.

API Technologies designs, develops and manufactures electronic systems, subsystems, RF and secure solutions for technically demanding defense, aerospace and commercial applications. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the NASDAQ under the symbol ATNY. For further information, please visit the Company website at www.apitechnologies.com.

Non-GAAP Financial Information

In this press release, API has provided a non-GAAP financial measure for Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization), excluding discontinued operations, restructuring charges, acquisition charges, stock-based compensation expenses, amortization of note discounts and deferred financing costs, and certain other adjustments. Management believes the supplemental non-GAAP presentations provide investors an additional analytical tool for understanding the Company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business. These are not recognized measures under US GAAP, do not have a standardized meaning, and are unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that these non-GAAP measures should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows. We expect our financial statements to continue to be affected by items similar to those excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Bel Lazar

President and Chief Operating Officer

+1-877-274-0274

investors@apitech.com

Chris Witty

Darrow Associates

+1-646-438-9385

cwitty@darrowir.com

API Technologies Corp.

Financial Results

For the Quarter and Six Months Ended November 30, 2011

Consolidated Statement of Operations (unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2011	2010	2011	2010
Revenue, net	$75,081,574	$25,898,691	$144,312,796	$55,022,237
Cost of revenues
Cost of revenues	57,120,530	19,002,238	109,734,382	40,895,215
Restructuring charges	195,208	458,337	204,588	757,988

Total cost of revenues	57,315,738	19,460,574	109,938,970	41,653,203

Gross profit	17,765,835	6,438,117	34,373,826	13,369,033
Operating expenses
General and administrative	5,105,112	4,195,896	12,604,417	7,656,148
Selling expenses	3,504,118	1,131,305	7,954,277	2,243,923
Research and development	2,635,711	723,055	5,041,225	1,254,549
Business acquisition and related charges	637,861	—	637,861	—
Restructuring charges	1,453,477	943,203	2,124,700	1,641,857

	13,336,279	6,993,460	28,362,480	12,796,477

Operating income (loss)	4,429,557	(555,343)	6,011,346	572,557
Other (income) expenses, net
Interest expense, net	3,328,200	1,002,154	6,987,273	2,020,903
Amortization of note discounts and deferred financing costs	524,138	260,829	1,124,560	510,953
Other income, net	227,552	(64,848)	175,727	(836,360)

	4,079,890	1,198,135	8,287,560	1,695,496

Income (loss) from continuing operations before income taxes	349,667	(1,753,477)	(2,276,214)	(1,122,939)
Provision (benefit) for income taxes	2,837,366	10,175	(10,160,397)	13,287

Income (loss) from continuing operations	(2,487,699)	(1,763,652)	7,884,183	(1,136,226)
Income from discontinued operations, net of tax	—	2,612	—	132,279

Net income (loss)	$(2,487,699)	$(1,761,041)	$7,884,183	$(1,003,947)

Income (loss) per share from continuing operations—Basic and diluted	$(0.05)	$(0.20)	$0.15	$(0.12)
Income per share from discontinued operations—Basic and diluted	$0.00	$0.01	$0.00	$0.01

Net income (loss) per share—Basic and diluted	$(0.05)	$(0.20)	$0.15	$(0.11)

Weighted average shares outstanding
Basic	55,192,697	8,839,982	53,790,766	8,874,263
Diluted	55,192,697	8,839,982	53,802,763	8,874,263

Consolidated Balance Sheets (unaudited)

	Nov. 30, 2011	May 31, 2011
Assets
Current
Cash and cash equivalents	$15,689,733	$108,417,312
Restricted cash	700,000	—
Accounts receivable	52,982,780	16,823,884
Inventories, net	72,017,170	31,629,092
Deferred income taxes	4,797,455	—
Prepaid expenses and other current assets	1,704,425	1,012,326

	147,891,563	157,882,614
Fixed assets, net	44,148,894	16,430,972
Fixed assets held for sale	3,216,082	150,000
Goodwill	253,169,740	90,300,834
Intangible assets, net	50,001,083	8,407,302
Other non-current assets	8,019,227	—

Total assets	$506,446,589	$273,171,722

Liabilities and Shareholders’ Equity
Current
Short-term debt	$—	$4,372,025
Accounts payable and accrued expenses	46,001,984	24,351,331
Deferred revenue	1,891,877	546,234
Current portion of long-term debt	1,916,815	243,957

	49,810,676	29,513,547
Deferred income taxes	9,904,910	—
Long-term debt, net of current portion	165,266,858	1,931,973

	224,982,444	31,445,520

Shareholders’ equity
Common stock	54,568	49,142
Special voting stock	—	—
Additional paid-in capital	322,675,146	290,712,580
Common stock subscribed but not issued	2,373,000	2,373,000
Accumulated deficit	(43,810,050)	(51,694,233)
Accumulated other comprehensive income	171,481	285,713

	281,464,145	241,726,202

Total Liabilities and Shareholders’ Equity	$506,446,859	$273,171,722

Consolidated Adjusted EBITDA

The following table reconciles three months GAAP net income to non-GAAP Adjusted EBITDA from continuing operations.

	Three Months Ended November 30,		Six Months Ended November 30,
	2011	2010	2011	2010
Net income (loss)	$(2,487,699)	$(1,761,041)	$7,884,183	$(1,003,947)
Adjustments
Interest expense, net	3,328,200	1,001,793	6,987,273	2,020,903
Amortization of note discounts and deferred financing costs	524,138	260,829	1,124,560	510,593
Depreciation and amortization	4,056,323	461,664	8,501,988	854,519
Income taxes	2,837,366	10,175	(10,160,397)	13,287
Stock based compensation	127,507	435,433	172,870	776,570
Restructuring	1,648,684	1,401,540	2,329,288	2,399,845
Acquisition related charges	637,861	—	637,861	—
Other adjustments (A)	732,318	58,820	2,076,339	(720,160)
Foreign exchange (gain) loss	42,313	—	42,313	—
Discontinued operations	—	(2,612)	—	(132,279)

Adjusted EBITDA	$11,447,011	$1,866,601	$19,596,278	$4,719,331

(A)	Charges in 2011 primarily relate to cost of goods sold from Spectrum’s purchase accounting, and, in 2010, reflect a gain on the sale of real estate.